Exhibit (g)(2)

APPENDIX A
TO
THE CUSTODIAN AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 4/14/21

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 9/28/2009 “the Agreement”:

EMQQ Emerging Markets Internet & Ecommerce ETF
Hull Tactical US ETF
Vesper US Large Cap Short-Term Reversal Strategy ETF
North Shore Global Uranium Mining ETF
Nifty India Financials ETF
Bitwise Crypto Industry Innovators ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

By: /s/ J. Garrett Stevens

NAME: J. Garrett Stevens

TITLE: President

DATE: April 14, 2021